EXHIBIT 23

                     CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-_____) pertaining to the Pier 1 Imports, Inc. Stock Purchase Plan and to the incorporation by reference therein of our reports dated April 12, 1999, with respect to the consolidated financial statements and schedule of Pier 1 Imports, Inc. included or incorporated by reference in its Annual Report (Form 10-K) for the year ended February 27, 1999, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Fort Worth, Texas
April 3, 2000